Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Signet Jewelers Limited:
We consent to the incorporation by reference in the registration statement (Nos. 333-159987, 333-153435, 333-09634, 333-134192, 333-12304, 333-153422, 333-08964, and 333-225653) on Forms S-8 and (Nos. 333-195865-18 and 333-214462) on Forms S-3 of Signet Jewelers Limited of our report dated March 26, 2020, with respect to the consolidated balance sheets of Signet Jewelers Limited and subsidiaries as of February 1, 2020 and February 2, 2019, the related consolidated statements of operations, statements of comprehensive income, statements of cash flows, and statements of shareholders’ equity for the 52 week periods ended February 1, 2020 and February 2, 2019, and the 53 week period ended February 3, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of February 1, 2020, which report appears in the February 1, 2020 annual report on Form 10‑K of Signet Jewelers Limited.

Our report on the consolidated financial statements refers to a change to the accounting for leases due to the adoption of ASU 2016-02, Leases (Topic 842) and ASU 2018-11, Leases (Topic 842): Targeted Improvements, and a change to the accounting for revenue recognition due to the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP
Cleveland, Ohio
March 26, 2020